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11) Statement re: COMPUTATION OF EARNINGS PER SHARE

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

                                                    For the Six Months Ended
                                                             June 30
                                                           (Unaudited)
                                                 ------------        ------------
                                                     1997                1996
                                                 ------------        ------------
Net Loss for Computing Earnings
   per Common Share                              $   (157,569)       $   (321,011)
                                                 ============        ============
Weighted Average Number of Common Shares
   Outstanding during each period without
   dilution                                        45,074,702          24,922,588

Addition from assumed exercise of Common
   Stock Warrants                                   1,075,000           1,245,000

Addition from assumed conversion of
   Preferred Stock                                    300,000             300,000
                                                 ------------        ------------
                                                   45,634,702          26,467,588
                                                 ------------        ------------
                                                 ------------        ------------
Net Income Per Common Stock

   Without Dilution                              $      (0.00)       $      (0.01)

   Fully Diluted                                 $      (0.00)       $      (0.01)
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